NEWS RELEASE
FOR IMMEDIATE RELEASE

Pacira BioSciences Reports Fourth Quarter and Full-Year 2024 Financial Results
— Record revenues of $701 million in 2024 —
— Full-year GAAP net loss of $100 million and adjusted EBITDA of $224 million —
— Conference call today at 4:30 p.m. ET —
PARSIPPANY, NJ, February 27, 2025 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the fourth quarter and full-year of 2024.
“Pacira enters 2025 with a sharp focus on executing our 5x30 strategy to accelerate our transition into an innovative biopharmaceutical organization and therapeutic area leader in musculoskeletal pain and adjacencies,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “The new year is off to a strong start, highlighted by the recent implementation of NOPAIN, which we believe will drive greater utilization of EXPAREL and iovera° by significantly expanding patient access in outpatient settings. We are confident in our ability to drive growth in our base business and advance a novel pipeline of potentially transformative assets, like PCRX-201.”
2024 Fourth Quarter and Full-Year Financial Highlights
•Fourth quarter revenues of $187.3 million and full-year revenues of $701.0 million.
•Fourth quarter GAAP net income of $16.0 million or $0.35 per basic share and $0.34 per diluted share and full-year GAAP net loss of $99.6 million or $2.15 per basic and diluted share.
•Fourth quarter adjusted EBITDA of $62.5 million and full-year adjusted EBITDA of $223.9 million.
•Initiated a share repurchase program with $125.0 million remaining on authorization.
See “Non-GAAP Financial Information” below.
Recent Business Highlights
•Launched new Five-Year Plan (5x30) to Transition into an Innovative Biopharmaceutical Organization. In January 2025, the company announced its 5x30 plan to transition into an innovative biopharmaceutical and therapeutic area leader in musculoskeletal pain and adjacencies. With 5x30, the company intends to achieve the following five key objectives by 2030: (i) deliver its products to more than 3 million patients annually; (ii) grow product revenues by a double-digit compounded annual growth rate; (iii) achieve a five percentage point improvement in gross margins over 2024; (iv) advance an innovative pipeline with at least five programs in clinical development; and (v) establish five partnerships including pipeline and commercial agreements.
•Strategic Acquisition of Remaining Equity Stake of GQ Bio to Advance 5x30 Growth Strategy. In February 2025, Pacira announced it has acquired the remaining 81 percent equity stake of GQ Bio Therapeutics GmbH for approximately $32 million, net of working capital and other transaction adjustments, to equity holders other than Pacira. The net purchase price includes $18 million of cash paid at closing, $8 million to be paid over three years pursuant to a key employee holdback agreement and a post-closing indemnity holdback of $6 million. The transaction brings to Pacira a novel, high capacity, local delivery platform for genetic medicines; a preclinical portfolio; and research and development talent. It also builds upon Pacira’s previous investments in GQ Bio, as well as the two companies’ partnership that was initiated in 2023 for the development of a commercially scalable manufacturing process for PCRX-201 and other products utilizing the platform. In addition, the transaction is expected to provide near- and long-term financial benefits with the elimination of future milestone payments, including $4.5 million due at the initiation of a Phase 2 study of PCRX-201.
•Board of Directors Updates. In January 2025, Laura Brege was appointed Chair of the Board, following the retirement of former Chair, Paul J. Hastings, and Andreas Wicki, PhD. These changes align with Pacira’s ongoing commitment to Board refreshment. With these changes, the Board is composed of nine directors, eight of whom are independent and five of whom have joined since October 2023. Each director brings expertise in areas important to Pacira’s business to support Pacira’s 5x30 growth-oriented plan including executive leadership, mergers and acquisitions, research and development, finance, operations, commercialization, manufacturing and supply chain.
•Strengthened Executive Leadership Team with Two Key Appointments. In January 2025, Brendan Teehan was named Chief Commercial Officer and Krys Corbett, Esq. was named Chief Business Officer. Mr. Teehan brings extensive expertise in both private and public companies across multiple large and rare disease therapeutic categories and development stages. Ms. Corbett brings more than 25 years of industry experience across business development, strategic transactions, alliance management, and product portfolio management.
•New iovera° SmartTip Receives FDA 510k Clearance to Manage Chronic Low Back Pain. In December 2024, the U.S. Food & Drug Administration (FDA) approved a new iovera° Smart Tip designed to access the medial branch nerves to manage chronic low back pain. Chronic low back pain remains a pervasive health challenge in the United States that impacts millions and often leads to poor quality of life, disability, and persistent prescription opioid use.
•New Patent Covering EXPAREL Composition. In December 2024, the company announced the issuance of U.S. Patent No. 12,156,940 (the ‘940 patent). The ‘940 patent, entitled “Manufacturing of Bupivacaine Multivesicular Liposomes” protects the chemical composition of EXPAREL produced by the company’s enhanced large-scale manufacturing process in San Diego. The company expects the ‘940 patent to provide protection into July 2044, further supporting the company’s confidence in the long-term exclusivity of EXPAREL.
•PCRX-201 2-year Safety and Efficacy Data Indicate Potential for Sustained Efficacy in Moderate to Severe Osteoarthritis of the Knee. In November 2024, the company reported new data demonstrating that its osteoarthritis product candidate, PCRX-201 (enekinragene inzadenovec), provided sustained improvements in knee pain, stiffness, and function for at least two years following local administration, with a well-tolerated safety profile. The data were presented at the American College of Rheumatology’s annual ACR Convergence meeting.
Fourth Quarter 2024 Financial Results
•Total revenues were $187.3 million in the fourth quarter of 2024, a 3 percent increase over the $181.2 million reported for the fourth quarter of 2023.

•EXPAREL net product sales were $147.7 million in the fourth quarter of 2024, a 3 percent increase over the $143.9 million reported for the fourth quarter of 2023.
•ZILRETTA net product sales were $33.1 million in the fourth quarter of 2024, a 15 percent increase over the $28.7 million reported for the fourth quarter of 2023.
•Fourth quarter 2024 iovera° net product sales were $6.5 million, a 7 percent increase over the $6.0 million reported in the fourth quarter of 2023.
•Total operating expenses were $162.5 million in the fourth quarter of 2024, versus the $148.1 million reported for the fourth quarter of 2023.
•Research and development (R&D) expenses were $23.9 million in the fourth quarter of 2024, compared to $19.5 million in the fourth quarter of 2023. The company’s R&D expenses included $8.8 million and $6.9 million of product development and manufacturing capacity expansion costs in the fourth quarters of 2024 and 2023, respectively.
•Selling, general and administrative (SG&A) expenses were $79.6 million in the fourth quarter of 2024, compared to $65.8 million in the fourth quarter of 2023.
•GAAP net income was $16.0 million, or $0.35 per basic share and $0.34 per diluted share in the fourth quarter of 2024, compared to $24.9 million, or $0.54 per basic share and $0.50 per diluted share in the fourth quarter of 2023.
•Non-GAAP net income was $44.3 million, or $0.96 per basic share and $0.91 per diluted share in the fourth quarter of 2024, compared to $45.1 million, or $0.97 per basic share and $0.89 per diluted share in the fourth quarter of 2023.
•Adjusted EBITDA was $62.5 million in the fourth quarter of 2024, a 4 percent decrease compared to $65.4 million in the fourth quarter of 2023.
•Pacira ended the fourth quarter of 2024 with cash, cash equivalents and available-for-sale investments (“cash”) of $484.6 million. Cash provided by operations was $33.1 million in the fourth quarter of 2024, compared to $47.6 million in the fourth quarter of 2023.
•Pacira had 46.2 million basic and 49.0 million diluted weighted average shares of common stock outstanding in the fourth quarter of 2024.
•For non-GAAP measures, Pacira had 49.0 million and 52.1 million diluted weighted average shares of common stock outstanding in the fourth quarters of 2024 and 2023, respectively.
See “Non-GAAP Financial Information” below.
Full-Year 2024 Financial Results
•Total revenues were $701.0 million in 2024, a 4 percent increase over the $675.0 million reported in 2023.
•EXPAREL net product sales were $549.0 million in 2024, a 2 percent increase compared to the $538.1 million reported in 2023.
•ZILRETTA net product sales were $118.1 million in 2024, a 6 percent increase over the $111.1 million reported in 2023.
•Full-year iovera° net product sales were $22.8 million, a 16 percent increase over the $19.7 million reported in 2023.

•Total operating expenses were $774.3 million in 2024, compared to $587.3 million in 2023. Included within 2024 is a goodwill impairment of $163.2 million based upon an assessment that the fair value of goodwill was less than its carrying value.
•R&D expenses were $81.6 million in 2024, compared to $76.3 million in 2023. The company’s R&D expenses include $30.8 million and $33.4 million of product development and manufacturing capacity expansion costs in 2024 and 2023, respectively.
•SG&A expenses were $294.1 million in 2024, compared to $269.4 million in 2023.
•GAAP net loss was $99.6 million, or $2.15 per basic and diluted share in 2024, compared to GAAP net income of $42.0 million, or $0.91 per basic share and $0.89 per diluted share in 2023. Included in GAAP net loss in 2024 was a $163.2 million impairment of goodwill based upon an assessment that the fair value of goodwill was less than its carrying value.
•Non-GAAP net income was $157.7 million, or $3.41 per basic share and $3.20 per diluted share in 2024, compared to $142.0 million, or $3.07 per basic share and $2.81 per diluted share in 2023.
•Adjusted EBITDA was $223.9 million in 2024, a 4 percent increase over $214.5 million in 2023.
•Cash provided by operations was $189.4 million in 2024, compared to $154.6 million in 2023.
•Pacira had 46.2 million basic and diluted weighted average shares of common stock outstanding in 2024.
•For non-GAAP measures, Pacira had 50.2 million and 52.0 million diluted weighted average shares of common stock outstanding in 2024 and 2023, respectively.
See “Non-GAAP Financial Information” below.
2025 Financial Guidance
Today the company is providing full-year 2025 financial guidance as follows:
•Total revenue of $725 million to $765 million;
•Non-GAAP gross margin of 76 to 78 percent;
•Non-GAAP R&D expense of $90 million to $105 million;
•Non-GAAP SG&A expense of $290 million to $320 million; and
•Stock-based compensation of $56 million to $61 million.
See “Non-GAAP Financial Information” below.
Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, February 27, 2025, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense, non-

GAAP net income, non-GAAP net income per common share, non-GAAP weighted average common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2025 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®º, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing the development of PCRX-201, a novel locally administered gene therapy with the potential to treat large prevalent diseases like osteoarthritis. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)

EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera®°

The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days. When stimulation compatible components are used, the iovera° system can also facilitate targeting nerve location by conducting electrical nerve stimulation from a compatible 3rd party nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Indication and Select Important Safety Information for iovera°®

Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information

⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

Forward-Looking Statements

Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: ‘5x30’, our growth and business strategy, our future outlook, contributions of new directors and executives, our intellectual property and patent terms, the acquisition of GQ Bio and the anticipated benefits thereof, our growth and future operating results and trends, our strategy, plans, objectives, expectations (financial or otherwise) and intentions, and future financial results and growth potential, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio, development programs, development of products, strategic alliances, the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act and other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: the failure to realize the anticipated benefits and synergies from the acquisition of GQ Bio; the ability to successfully integrate GQ Bio into our existing business; the commercial success of GQ Bio’s high-capacity adenovirus gene therapy vector platform; future opportunities and plans for GQ Bio and its product candidates, including uncertainty of the expected financial performance of GQ Bio and its product candidates; disruption from the acquisition of GQ Bio, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the possibility that if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of our common stock could decline; risks associated with acquisitions, such as the risk that the acquired businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and U.S. economic conditions (including inflation and rising interest rates), and our business, including our revenues, financial condition, cash flow and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and iovera°; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of U.S. Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (“pMVL”) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the SEC.

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Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$276,774	$153,298
Short-term available-for-sale investments	207,841	125,283
Accounts receivable, net	113,304	105,556
Inventories, net	125,282	104,353
Prepaid expenses and other current assets	21,929	21,504
Total current assets	745,130	509,994
Noncurrent available-for-sale investments	—	2,410
Fixed assets, net	167,169	173,927
Right-of-use assets, net	49,222	61,020
Goodwill	—	163,243
Intangible assets, net	425,970	483,258
Deferred tax assets	130,376	144,485
Investments and other assets	35,649	36,049
Total assets	$1,553,516	$1,574,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,133	$15,698
Accrued expenses	80,124	64,243
Lease liabilities	8,887	8,801
Current portion of convertible senior notes, net	201,776	8,641
Total current liabilities	309,920	97,383
Convertible senior notes, net	279,334	398,594
Long-term debt, net	104,211	115,202
Lease liabilities	44,645	54,806
Contingent consideration	20,241	24,698
Other liabilities	16,817	13,573
Total stockholders’ equity	778,348	870,130
Total liabilities and stockholders’ equity	$1,553,516	$1,574,386

Pacira BioSciences, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net product sales:
EXPAREL	$147,676	$143,918	$548,962	$538,120
ZILRETTA	33,123	28,705	118,089	111,098
iovera°	6,454	6,040	22,813	19,685
Bupivacaine liposome injectable suspension	—	1,101	7,322	3,342
Total net product sales	187,253	179,764	697,186	672,245
Royalty revenue	—	1,480	3,780	2,733
Total revenues	187,253	181,244	700,966	674,978
Operating expenses:
Cost of goods sold	39,886	47,692	170,428	184,669
Research and development	23,897	19,463	81,577	76,257
Selling, general and administrative	79,614	65,801	294,099	269,441
Amortization of acquired intangible assets	14,322	14,322	57,288	57,288
Goodwill impairment	—	—	163,243	—
Contingent consideration gains, restructuring charges and other	4,830	798	7,702	(352)
Total operating expenses	162,549	148,076	774,337	587,303
Income (loss) from operations	24,704	33,168	(73,371)	87,675
Other income (expense):
Interest income	5,555	3,425	19,689	11,444
Interest expense	(4,680)	(3,388)	(16,569)	(20,306)
Gain (loss) on early extinguishment of debt	—	—	7,518	(16,926)
Other, net	(53)	515	(373)	(186)
Total other income (expense)	822	552	10,265	(25,974)
Income (loss) before income taxes	25,526	33,720	(63,106)	61,701
Income tax expense	(9,485)	(8,850)	(36,454)	(19,746)
Net income (loss)	$16,041	$24,870	$(99,560)	$41,955

Net income (loss) per share:
Basic net income (loss) per common share	$0.35	$0.54	$(2.15)	$0.91
Diluted net income (loss) per common share	$0.34	$0.50	$(2.15)	$0.89
Weighted average common shares outstanding:
Basic	46,171	46,437	46,245	46,222
Diluted	49,036	52,064	46,245	51,979

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$16,041	$24,870	$(99,560)	$41,955

Non-GAAP adjustments:
Contingent consideration gains, restructuring charges and other:
Changes in the fair value of contingent consideration	1,084	423	(4,457)	(3,424)
Restructuring charges (1) (2)	722	—	4,929	1,109
Acquisition-related expenses (3)	773	375	1,462	1,963
Loss on lease termination (4)	2,165	—	2,165	—
Goodwill impairment (5)	—	—	163,243	—
Amortization of acquired intangible assets	14,322	14,322	57,288	57,288
Step-up of acquired Flexion fixed assets and inventory to fair value	—	—	—	5,152
Stock-based compensation	12,266	12,420	51,171	47,895
Chief Executive Officer transition costs (6)	98	—	843	—
(Gain) loss on early extinguishment of debt	—	—	(7,518)	16,926
Amortization of debt discount	22	24	92	752
Tax impact of non-GAAP adjustments (7)	(3,208)	(7,320)	(11,911)	(27,569)
Total Non-GAAP adjustments	28,244	20,244	257,307	100,092

Non-GAAP net income	$44,285	$45,114	$157,747	$142,047

GAAP basic net income (loss) per common share	$0.35	$0.54	$(2.15)	$0.91
GAAP diluted net income (loss) per common share	$0.34	$0.50	$(2.15)	$0.89

GAAP net income (loss)	$16,041	$24,870	$(99,560)	$41,955
Interest expense on convertible senior notes, net of tax	518	1,029	—	4,114
GAAP net income (loss) used for diluted earnings per share	$16,559	$25,899	$(99,560)	$46,069

Non-GAAP basic net income per common share	$0.96	$0.97	$3.41	$3.07
Non-GAAP diluted net income per common share	$0.91	$0.89	$3.20	$2.81

Non-GAAP net income	$44,285	$45,114	$157,747	$142,047
Interest expense on convertible senior notes, net of tax (8)	518	1,029	2,825	4,114
Non-GAAP net income used for diluted earnings per share (8)	$44,803	$46,143	$160,572	$146,161

Weighted average common shares outstanding - basic	46,171	46,437	46,245	46,222
Weighted average common shares outstanding - diluted	49,036	52,064	46,245	51,979
Non-GAAP weighted average common shares outstanding - diluted (8)	49,036	52,064	50,185	51,979

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (unaudited)
(1) In February 2024, we initiated a restructuring plan designed to ensure we are well positioned for long-term growth. The restructuring plan includes: (i) reshaping our executive team; (ii) reallocating efforts and resources from our ex-U.S. and certain early-stage development programs to our commercial portfolio in the U.S. market; and (iii) reprioritizing investments to focus on commercial readiness for the implementation of separate Medicare reimbursement for EXPAREL at average sales price plus 6 percent in outpatient settings and iovera° at up to an additional $255.85 when providers administer iovera° in ASC and HOPD settings as of January 2025 and broader commercial initiatives in key areas, such as strategic national accounts, marketing and market access and reimbursement. The charges related to employee termination benefits, severance, and, to a lesser extent, other employment-related termination costs.
(2) Approximately $0.1 million and $3.6 million of restructuring charges were excluded from this line item as they are included in the stock-based compensation line item for the three months and year ended December 31, 2024, respectively.
(3) Acquisition-related expenses related to vacant and underutilized leases assumed from the acquisition of Flexion Therapeutics, Inc. (“Flexion”).
(4) Represents a loss during both the three months and year ended December 31, 2024 associated with exiting a training center lease in Houston, Texas.
(5) During the three months ended September 30, 2024, the FDA approved a generic competitor to EXPAREL and a U.S. District Court ruled that one of our patents was not valid. Due to these events and a subsequent decrease in our common stock price, it was determined these qualitative factors indicated it was more likely than not that the fair value of goodwill may be less than its carrying value. Accordingly, we performed a quantitative assessment through a discounted cash flow model (or income approach), which resulted in the carrying value of the Company exceeding its fair value by more than the goodwill balance. As a result, the goodwill balance of $163.2 million was fully impaired during the three months ended September 30, 2024.

(6) We appointed a new chief executive officer (“CEO”) effective January 2, 2024. CEO transition costs include compensation costs related to the transition of the former CEO who remains an advisor to the Company in a consulting capacity.
(7) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with tax deductible and non-deductible stock-based compensation.
For the three months and year ended December 31, 2024, the GAAP effective income tax rates were approximately 37% and (58)%, respectively, and the non-GAAP effective income tax rates for the three months and year ended December 31, 2024 were approximately 22% and 23%, respectively, with the difference from GAAP primarily related to the impact of excluding discrete tax expense for non-deductible goodwill impairment charges and non-deductible stock-based compensation, mainly related to expired stock options. The three months ended December 31, 2024 also reflected a difference from GAAP related to excluding discrete tax expense for non-deductible executive compensation and other non-deductible expenses.
For the three months and year ended December 31, 2023, the GAAP effective income tax rates were approximately 26% and 32%, respectively. The non-GAAP effective income tax rates for the three months and year ended December 31, 2023 were 26% and 25%, respectively. The difference from GAAP is due to the impact of excluding costs of discrete non-deductible executive and equity compensation, partially offset by excluding benefits from discrete tax credits.

(8) For the three months ended December 31, 2024 and the three months and year ended December 31, 2023, there were no non-GAAP adjustments when calculating the diluted weighted average common shares outstanding or the interest expense add back under the “if-converted” method.
For the year ended December 31, 2024, the 0.75% convertible senior notes due 2025, or 2025 Notes, were excluded from diluted net income per common share on a GAAP basis as the impact would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.
For the year ended December 31, 2024, non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the period presented, which resulted in an additional 3.8 million common shares upon an assumed conversion and added back $2.8 million of interest expense, net of tax, to non-GAAP net income. We have the option to settle its 2025 Notes in cash, shares of our common stock or a combination of cash and shares of our common stock.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cost of goods sold reconciliation:
GAAP cost of goods sold	$39,886	$47,692	$170,428	$184,669
Stock-based compensation	(1,435)	(1,105)	(5,331)	(5,537)
Step-up of acquired Flexion fixed assets and inventory to fair value	—	—	—	(5,152)
Non-GAAP cost of goods sold	$38,451	$46,587	$165,097	$173,980

Gross margin reconciliation:
GAAP total revenues	$187,253	$181,244	$700,966	$674,978
GAAP gross margin	$147,367	$133,552	$530,538	$490,309
GAAP gross margin percentage	79%	74%	76%	73%
Adjustments to GAAP gross margin:
Stock-based compensation	$1,435	$1,105	$5,331	$5,537
Step-up of acquired Flexion fixed assets and inventory to fair value and other	—	—	—	5,152
Non-GAAP gross margin	$148,802	$134,657	$535,869	$500,998
Non-GAAP gross margin percentage	79%	74%	76%	74%

Research and development reconciliation:
GAAP research and development	$23,897	$19,463	$81,577	$76,257
Stock-based compensation	(1,859)	(2,877)	(7,381)	(8,694)
Non-GAAP research and development	$22,038	$16,586	$74,196	$67,563

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$79,614	$65,801	$294,099	$269,441
Stock-based compensation	(8,887)	(8,438)	(34,857)	(33,664)
Chief Executive Officer transition costs	(98)	—	(843)	—
Non-GAAP selling, general and administrative	$70,629	$57,363	$258,399	$235,777

Weighted average shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	49,036	52,064	46,245	51,979
Dilutive common shares associated with the 2025 Notes (1)	—	—	3,843	—
Dilutive common shares associated with stock options, restricted stock units and ESPP (2)	—	—	97	—
Non-GAAP weighted average common shares outstanding - diluted	49,036	52,064	50,185	51,979
(1) For the year ended December 31, 2024, potential common shares of the 2025 Notes were excluded from diluted net loss per common share on a GAAP basis because they would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.
(2) For the year ended December 31, 2024, potential common shares associated with stock options, restricted stock units and ESPP were excluded from diluted net loss per common share on a GAAP basis because they would have been antidilutive. These potential shares resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP net income (loss)	$16,041	$24,870	$(99,560)	$41,955

Interest income	(5,555)	(3,425)	(19,689)	(11,444)
Interest expense (1)	4,680	3,388	16,569	20,306
Income tax expense	9,485	8,850	36,454	19,746
Depreciation expense	6,921	4,163	21,497	18,286
Amortization of acquired intangible assets	14,322	14,322	57,288	57,288
EBITDA	45,894	52,168	12,559	146,137

Other adjustments:
Contingent consideration gains, restructuring charges and other:
Changes in the fair value of contingent consideration	1,084	423	(4,457)	(3,424)
Restructuring charges (2) (3)	181	—	4,388	1,109
Acquisition-related fees and expenses	773	375	1,462	1,963
Loss on lease termination	2,165	—	2,165	—
Goodwill impairment	—	—	163,243	—
Stock-based compensation	12,266	12,420	51,171	47,895
CEO transition costs	98	—	843	—
Step-up of acquired Flexion inventory to fair value	—	—	—	3,884
(Gain) loss on early extinguishment of debt	—	—	(7,518)	16,926
Adjusted EBITDA	$62,461	$65,386	$223,856	$214,490
(1) Includes amortization of debt discount and debt issuance costs.
(2) Approximately $0.1 million and $3.6 million of restructuring charges were excluded from this line item for the three months and year ended December 31, 2024, respectively, as they are included in the stock-based compensation line item.
(3) Approximately $0.5 million of depreciation expense was excluded from this line item for both the three months and year ended December 31, 2024 as they are included in the depreciation expense line item.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2025 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP
Total revenues	$725 to $765	—	$725 to $765
Gross margin	75% to 77%	Approximately 1%	76% to 78%
Research and development expense	$98 to $115	$8 to $10	$90 to $105
Selling, general and administrative expense	$331 to $366	$41 to $46	$290 to $320
Stock-based compensation	$56 to $61	—	—
(1) The full-year impact of GAAP to Non-GAAP adjustments relates to stock-based compensation.